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                                                                   EXHIBIT 12.1

                            Brandywine Realty Trust
               Computation of Ratio of Earnings to Fixed Charges


                                                                           For the Twelve Months Ended
                                                                                    December 31
                                                                 1991        1992       1993         1994           1995
                                                              ----------    ------    ---------   ----------     ---------
EARNINGS:
                Net Income (Loss) .........................   (6,705,000)   (1,000)   2,468,000   (1,841,000)     (824,000)
                Interest Expense ..........................       --           --        --        1,942,000       793,000
                Amortization of deferred financing costs ..       --           --        --           62,000       413,000
                                                              ----------    ------    ---------   ----------     ---------
                                                              (6,705,000)   (1,000)   2,468,000      163,000       382,000
                                                              ==========    ======    =========   ==========     =========
FIXED CHARGES:
                Interest Expense ..........................       --          --         --        1,942,000       793,000
                Amortization of deferred financing costs ..       --          --         --           62,000       413,000
                                                              ----------    ------    ---------   ----------     ---------
                                                                  --          --         --        2,004,000     1,206,000
                                                              ==========    ======    =========   ==========     =========
                Fixed Charge Coverage Ratio ...............     N/A (1)     N/A (1)    N/A (1)        (2)           (2)

(1) Ratio cannot be computed as there were no fixed charges during fiscal years 1993, 1992 and 1991.

(2) Ratio calculated to be a less than one-to-one coverage, the amount of the deficiency to cover fixed charges is
                           $824,000 and $1,841,000 for years 1995 and 1994 respectively.
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
                                                         Year Ended December 31,
                                                 -----------------------------------------
                                                 1995    1994     1993      1992      1991
                                                 ----    ----    ------    ------    ------
Ratio of earnings to fixed charges (1) .......    (2)     (2)    N/A (3)   N/A (3)   N/A (3)

(1) The ratio of earnings to combined fixed charges and preferred share distributions represents the number of times fixed charges were covered by earnings. The ratio is computed by dividing fixed charges and preferred share distributions into earnings before extraordinary items, plus fixed charges. Fixed charges include interest expense, and amortization of debt issuance costs.

(2) Ratio calculated to be a less than one-to-one coverage, the amount of the deficiency to cover fixed charges is $824,000 and $1,841,00 for years 1995 and 1994 respectively.

(3) Ratio cannot be computed as there were no fixed charges during fiscal years 1993, 1992 and 1991.

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